Comprehensive Credit Facility Agreement of Maximum Amount (“Credit Facility Agreement”) Entered into by and between Shenzhen BAK Battery Co., Ltd (the “Company”) and Shenzhen Eastern Branch, Agricultural Bank of China (the “Creditor”) on November 27th, 2008

Main contents:
➢	Contract number: 81001200813170001;
Maximum amount of credit facilities to be provided: RMB580 million, including 400 million one-year term credit facilities and RMB 180 million five-year term credit facilities;
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Term: from Nov. 27th, 2008 to Nov. 27th, 2009, except as to funds borrowed under a loan agreement dated November 23, 2006, which may be drawn at any time within five years of the effective date of the loan agreement, and the renewal of long-term loans need to get prior approval from the Creditor;

➢	Adjustment of credit, suspension of credit facilities and cancellation of all approved credit facilities can be made by the Creditor under any of the followings:
■	The Company suffers severe operational risk or difficulties;
■	Occurrence of great changes in the Company’s operational system (including dividing, merging, closing etc.)
■	The Company’s payment ability is obviously weakened, the risk of repayment increased;
■	Occurrence of great changes in market, or occurrence of great adjustment for monetary policy;
■	The Company’s credit rate deteriorates;
■	The Company fails to fulfill its obligations under this Credit Facility Agreement or any loan agreement entered into under this Credit Facility Agreement.
➢	Breach of contract penalties: adjust the credit facility, suspension of the credit facility, cancel the unused credit facility.
➢	Supplemental:
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The Company undertakes to maintain a percentage of the volume of certain activities with the Creditor compared to the volume of equivalent activities with all financial institutions combined that is at least equal to the percentage of its indebtedness to the Creditor compared to its indebtedness to all financial institutions combined.  The “activities” referred to in the preceding sentence include the volume of transactional payments drawn from applicable accounts and the level of foreign currencies deposited in accounts at applicable financial institutions. The Company also undertakes not to issue any dividends without the written consent of the Creditor prior to the expiration of all loans under the Credit Facility Agreement.

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In the event the Company breaches the above undertaking, or the guarantor(s), who undertake(s) to guarantee the Company’s indebtedness to the Creditor under this Credit Facility Agreement, breaches any of its obligations under the Guaranty Contract of Maximum Amount (No.81905200800000302) and the Mortgage Contract of Maximum Amount (No.81906200800002148), the Creditor is entitled to claim rights in accordance with the clause of breach of contract penalties in this Credit Facility Agreement, and is entitled to declare all the loan agreements under this Credit Facility Agreement become mature in advance to expiry.

Headlines of the articles omitted
➢	The rights and obligations of the Company
➢	The rights and obligations of the Creditor
➢	Disputation settlement
➢	Validity
➢	Effectiveness
➢	Notification